Exhibit 3.128

CERTIFICATE OF FORMATION

OF

TASTE OF HOME MEDIA GROUP, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

1.             The name of the limited liability company is Taste of Home Media Group, LLC.

2.             The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.

Executed on June 28, 2010.

/s/ Andrea R. Newborn
Andrea R. Newborn
Authorized Person

CERTIFICATE OF MERGER

OF

TASTE OF HOME MEDIA GROUP, INC.
[a Delaware Corporation]

AND

TASTE OF HOME MEDIA GROUP, LLC
[a Delaware Limited Liability Company]

It is hereby certified that:

1.             The constituent business entities participating in the merger herein certified are:

(i)            Taste of Home Media Group, Inc., which is incorporated under the laws of the State of Delaware; and

(ii)           Taste of Home Media Group, LLC, which is organized under the laws of the State of Delaware.

2.             An Agreement of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent entities in accordance with the provision of subsection (b) of Section 18-209 of the Delaware Limited Liability Company Law and in accordance with the provisions of Section 264 of the Delaware General Corporation Law., to wit, by Taste of Home Media Group, Inc., and by Taste of Home Media Group, LLC.

3.             The name of the surviving limited liability company in the merger herein certified is Taste of Home Media Group, LLC which will continue its existence as said surviving limited liability company under its present name upon the effective date of said merger pursuant to the provisions of the Delaware Limited Liability Company Law.

4.             The Certificate of Organization of Taste of Home Media Group, LLC, as now in force and effect, shall continue to be the Certificate of Organization of said surviving limited liability company until amended and changed pursuant to the provisions of the Delaware Limited Liability Company Law.

5.             The executed Agreement of Merger between the aforesaid constituent business entities is on file at the principal place of business of the aforesaid surviving limited liability company, the address of which is as follows:  1 Reader’s Digest Road, Pleasantville, NY  10570.

6.             A copy of the aforesaid Agreement of Merger will be furnished by the aforesaid surviving limited liability company, on request, and without cost, to any stockholder of extinguishing Delaware corporation or any member of the limited liability company.

Executed on this 29th day of June 2010.

Taste of Home Media, LLC

By:	/s/ Andrea R. Newborn
Andrea R. Newborn
Authorized Person